UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
              Washington, D.C. 20549

                SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission Only
	  (as permitted by Rule 14a-6(e)(2)
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or
        240.14a-12

        Commission File No. 0-827


Empire State Building Associates
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required

[X]	Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction
        applies: Participations.

2)	Aggregate number of securities to which transaction
        applies: [      ].

3)	Per unit price or other underlying value of
        transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and determined): The fee is equal to 1/50th of 1% of the assumed fair market value of the Property, which is presumed to be the aggregate of the cash to be received by the Registrant.

4)      Proposed maximum aggregate value of transaction:
        $60,000,000.

5)      Total fee paid: $12,000.


[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)      Form, Schedule or Registration Statement No.:
        Schedule 14A.

3)      Filing Party: Registrant

4)      Date Filed: September 14, 2001


        Empire State Building Associates L.L.C.
                c/o Wien & Malkin LLP
                 60 East 42nd Street
              New York, New York 10165
             Telephone:  (212) 687-8700
             Telecopier:  (212) 986-7679


                                         October 5, 2001

To Participants in Empire State Building Associates L.L.C.
("Associates"):

        I am writing to advise you that I and the other Agents have this week converted Associates from a general partnership to a limited liability company under New York law, to protect you from any future liability to a third party. The conversion does not change any aspect of the assets and operations of Associates, the economic and tax results of the investment, or your rights as a Participant.

        As you know, Associates has from inception had substantial liability insulation through its net operating sublease and insurance coverages. However, at this time, I and the other Agents believe it is appropriate to add this legal protection which was created by statute several years ago, has now become a conventional protective format for investors, and does not change your investment or your rights. If you have any question or would like a copy of the conversion documents, please feel free to call Alvin Silverman or Thomas N. Keltner, Jr. at Wien & Malkin LLP (212-687-8700).

        I am also pleased to inform you that Associates' sublessee has reimbursed Associates in full for Associates' $1,656,401 total expenses in the successful defense of the now dismissed claims by Julien Studley. These funds have been added to Associates' reserves, increasing the amounts available for its authorized expenditures and year-end extra distribution to Participants.

        We appreciate the strong affirmative response already received from Participants to our request to authorize Associates' purchase of fee title to the land and building. Although our recommendation was formulated prior to the tragic events of September 11, 2001, we continue to believe the program is in the best interest of our Participants.

        We extend our deepest sympathy to all those who have been touched by the recent tragedy and reaffirm our commitment to the Empire State Building and to the Participants in Empire
State Building Associates L.L.C.


                                Sincerely,



                                Peter L. Malkin